Exhibit 5.1

October 14, 2020

LiveXLive Media, Inc.
9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

Re:	LiveXLive Media, Inc.’s Registration Statement on Form S-3 (File No. 333-________)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-________) (the “Registration Statement”) filed by LiveXLive Media Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by certain of the Company’s stockholders (the “Selling Stockholders”), as set forth in the Registration Statement, of an aggregate of 4,133,334 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which consist of (i) 800,000 shares of Common Stock (the “Private Placement Shares”) and (ii) 3,333,334 shares of Common Stock underlying the Company’s 8.5% Senior Secured Convertible Notes (the “Convertible Notes”), in each case issued to selling stockholders in a private placement consummated on September 15, 2020.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced, certified or photostatic copies and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that the Shares to be issued by the Company upon conversion of the principal amount of the Convertible Notes have been duly authorized and, when issued in accordance with the Convertible Notes, will be, and the Private Placement Share are, legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the Delaware General Corporation Law, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than Covered Law or as to the effect of any such non-Covered Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is expressed as of the date hereof unless otherwise expressly stated and is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Sincerely yours,

/s/ Foley Shechter Ablovatskiy LLP